Exhibit 99.1

Kaleyra Announces Warrant Exchange Agreement

NEW YORK & VIENNA, Va.—(BUSINESS WIRE)— Kaleyra, Inc. (NYSE America: KLR) (KLR WS) (“Kaleyra” or the “Company”), a rapidly growing cloud communications software provider delivering a secure system of application programming interfaces (APIs) and connectivity solutions in the API/Communications Platform as a Service (CPaaS) market, today announced that it has on September 30, 2020 signed a warrant exchange agreement with Riverview Group LLC.

On October 2, 2020, pursuant to the agreement, the Company is issuing an aggregate of 850,500 shares of Common Stock in exchange for the surrender and cancellation of 3.78 million warrants (NYSE American: KLR WS) previously issued by the Company as part of its initial public offering in December 2017 (the “Public Warrants”). The agreement reduced the total number of outstanding Public Warrants by approximately 35%, to 7.0 million from 10.8 million.

“We are excited to execute this exchange agreement as we continue to simplify the Company’s capital structure for our stockholders,” said Dario Calogero, Kaleyra’s Founder and Chief Executive Officer.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, the securities described herein. The Public Warrants will expire on November 24, 2024, unless sooner exercised or redeemed by the Company in accordance with the terms of the Public Warrants.

About Kaleyra

Kaleyra, Inc. (NYSE American: KLR) (KLR WS), is a global group providing mobile communication services for financial institutions and enterprises of all sizes worldwide. Through its proprietary platform, Kaleyra manages multi-channel integrated communication services on a global scale, comprising of messages, push notifications, e-mail, instant messaging, voice services and chatbots. Kaleyra’s technology today makes it possible to safely and securely manage billions of messages monthly with a reach to hundreds of MNOs and over 190 countries. For more information: https://www.kaleyra.com/.

Contacts:

Michael Bowen

ICR, Inc.

Michael.Bowen@icrinc.com

203-682-8299

Marc P. Griffin

ICR, Inc.

Marc.Griffin@icrinc.com

646-277-1290